Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-113415 and 333-118809 on Form S-3; Nos. 333-93355, 333-70891, 333-13229 and 333-75395 on Form S-8; of our reports dated March 11, 2005 (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs concerning the adoption of new accounting pronouncements in 2003 and 2002), relating to the financial statements and financial statement schedule of Westar Energy, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Kansas City, Missouri

March 11, 2005